Circular a notice on the postponement of the implementation of the Strategic Cooperation Agreement
关于《战略合作协议书》推迟实施的情况通报函

28 May 2019

To Merion Holding Co., Ltd
President Dinghua Wand

The "Strategic Cooperation Agreement" signed by our four Parties on December 5, 2018 by IFBB Health Industry Co., Ltd. of Mongolia has been more than five months. The reasons for the failure to implement the agreement are as follows:

1. The investment funds for the construction of factories in Mongolia were unanimously not in place in time.
2. The location of the Mongolian factory has not been determined yet.
3. The varieties and specifications of protein powder products have not been determined by the market partners. They plan to seek the opinions of athletes and cooperating organizations from different countries, and finally determine the required varieties and specifications.

Based on the above reasons, Mongolia-China Belt and Road Council for the Promotion of International Trade and Development and Mongolia IFBB Health Industry Co., Ltd. , being in the spirit of being responsible for Merion. Inc, determined that the actual situation and difficulties encountered should be informed truthfully. For this reason, we regretfully to inform you that our strategic cooperation intentions will not be implemented until the conditions are ripe. Please report and disclose information to the SEC formally in accordance with SEC regulations.

Hereby I inform by letter to you for your understanding and understanding.
Thank you!

Mongolia-China the Belt and Road Council for
the Promotion of International Trade and Development

Representative: Jiansheng Qian

Mongolia IFBB Health Industry Co., Ltd

Chairman: Gaofeng Pan